UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

SPECTRASCIENCE, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	000-13092 (Commission File Number)	41-1448837 (I.R.S. Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 847-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 12, 2013, SpectraScience, Inc. (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with a total of six accredited investors (the “Purchasers”), pursuant to which the Purchasers purchased an aggregate principal amount of $273,684 of 5% original issue discount unsecured convertible debentures (the “Debentures”), initially convertible by Purchasers into shares of the Company’s common stock at a conversion price equal to $0.0573, subject to adjustment, together with five-year warrants (the “Warrants” and together with the Debentures, the “Securities”) to purchase such number of shares of the Company’s common stock equal to 50% of the number of shares of common stock initially issuable upon conversion of the Debentures, at an exercise price equal to $0.0745 per share, subject to adjustment.  The conversion price of the Debentures and the exercise price of the Warrants are subject to customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like.

The Securities were offered and sold through a placement agent (the “Placement Agent”) on a best efforts basis. The Company paid the Placement Agent a cash fee and will issue the Placement Agent or its designees warrants to purchase shares of its common stock at $0.0745 per share.

The Subscription Agreements contain certain customary subscriber and Company representations and warranties, and certain risk factors related to the private placement and the Company. The Subscription Agreements also provide that until the one year anniversary of the final closing, in the event of a subsequent financing (except for certain exempt issuances as provided in the Subscription Agreements) by the Company, each subscriber will have the right to participate in such subsequent financing up to an amount equal to the subscriber’s proportionate share of the subsequent financing based on such subscriber’s participation in the private placement on the same terms, conditions and price provided for in the subsequent financing. The Subscription Agreements also provide that for as long as the Debentures are outstanding, if the Company effects a subsequent financing, the subscriber may elect, in its sole discretion, to exchange all, but not less than all, of the Securities then held by Subscriber for any securities issued in a subsequent financing on a $1.00 for $1.00 basis based on the outstanding principal amount of the Debentures.

Each Debenture provides that the Company will pay interest to the holder at an interest rate of 16% per annum on principal being converted on any voluntary conversion date (as to that principal amount then being converted), and will pay interest to the holder at the same rate on the maturity date of September 12, 2013. The Company may pay interest due either in cash or, at its option, in shares of its common stock, at a conversion price equal to $0.0573. Each Debenture also contains certain customary negative covenants and events of default, including the Company’s failure to pay principal and interest, material defaults under the other transaction documents, bankruptcy, and the Company’s failure to deliver common stock certificates after a conversion date. Finally, each Debenture provides that, to be effective, any action taken pursuant to the Debentures, including but not limited to amendments, waivers or declaration of defaults (which shall accelerate payment of principal, interest, and all other amounts owing on each Debenture), requires the affirmative consent of holders of 25% in outstanding aggregate principal amount of Debentures.

The Warrants are exercisable at an exercise price equal to $0.0745 per share until the Warrant termination date of March 12, 2018. The Warrants contain a cashless exercise provision. In the event the Purchasers exercise the Warrants on a cashless basis, the Company will not receive any proceeds.

The Securities were offered and sold to subscribers in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  Each of the persons and/or entities receiving the Securities represented itself as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). The Securities referred to herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the material terms of the Subscription Agreements and Securities does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the form of Subscription Agreement entered into with each subscriber, the form of Debenture and the form of Warrant, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2013.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02.

ITEM 7.01	REGULATION FD DISCLOSURE

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 7.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2013	SPECTRASCIENCE, INC. By: /s/ Jim Dorst
Jim Dorst Its: Chief Financial Officer and Chief Operating Officer